Exhibit 5.1

May 7, 2026

Southern California Edison Company

2244 Walnut Grove Avenue

Rosemead, California 91770

Re: Offering of Southern California Edison Company’s

$500,000,0000 4.95% First and Refunding Mortgage Bonds,

Series 2026B, Due 2031

Ladies and Gentlemen:

I am Assistant General Counsel of Southern California Edison Company, a California corporation (“SCE”). You have requested my opinion in connection with the offering, issuance, and sale by SCE of $500,000,000 4.95% First and Refunding Mortgage Bonds, Series 2026B Due 2031 (the “Bonds”). The Bonds will be issued under the Trust Indenture dated as of October 1, 1923, executed by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee, and Rafael Martinez, as successor trustee (the “Trustee”), as amended and supplemented by supplemental indentures, including the One-Hundred Sixty-Third Supplemental Indenture dated as of May 5, 2026 (that Trust Indenture, as so amended and supplemented, being referred to herein as the “Indenture”).

The Bonds are being offered to the public by the Prospectus Supplement dated May 4, 2026, to the Prospectus dated July 25, 2024 (together, the “Prospectus”), which is part of a Registration Statement on Form S-3, as amended (Registration No. 333-281011) (the “Registration Statement”), filed by SCE with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Bonds are being sold by the Company pursuant to the Underwriting Agreement dated May 4, 2026 (the “Underwriting Agreement”), among the Company and the underwriters named therein.

In my capacity as Assistant General Counsel, I am generally familiar with the proceedings taken and proposed to be taken by SCE for the authorization and issuance of the Bonds. I, or attorneys acting under my supervision, have made legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of the documents, corporation records and instruments of SCE that we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have obtained and relied upon certificates and assurances from public officials that we have deemed necessary.

Subject to the foregoing and the other qualifications set forth herein, it is my opinion that when the Bonds have been duly established in accordance with the terms of the Indenture, duly authenticated by the Trustee, and duly executed, sold and delivered on behalf of SCE in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement and the Prospectus, the Bonds will constitute valid and legally binding obligations of SCE enforceable against SCE in accordance with the terms of the Bonds.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the validity or enforceability of any provisions contained in the Indenture that purports to waive or does not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; and (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

I have assumed for purposes of this opinion that (i) the Indenture constitutes the legally valid, binding and enforceable obligation of Edison, enforceable against Edison in accordance with its terms; (ii) the Trustee for the Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (iii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iv) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

I consent to SCE filing this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into the Prospectus, and to the reference to me under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Michael A. Henry

Michael A. Henry

Assistant General Counsel
Southern California Edison Company